Exhibit 99.1

EBITDA Reconciliation Information

Segment EBITDA and free cash flow could be considered non-GAAP financial measures in certain circumstances. A non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that excludes (includes) amounts that are not normally excluded (included) in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States. In order to fully assess our financial operating results, management believes that segment EBITDA and free cash flow are appropriate measures of evaluating our operating performance. However, these measures should be considered in addition to, not as a substitute for or superior to, operating income, cash flows or other measures of financial performance prepared in accordance with generally accepted accounting principles. These measures were included in our Form 8-K dated January 16, 2003 but not reconciled to the nearest corresponding GAAP measure as is now required under Regulation G. The following table reconciles these measures to the appropriate GAAP measures:

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
	(in thousands)

EBITDA by segment:
United States
Reported income (loss) from operations	$55,021	$(15,814)	$106,375	$(107,773)
Depreciation and amortization	26,293	32,846	97,944	117,137
Stock compensation expense	710	989	8,402	7,247
EBITDA—United States	$82,024	$18,021	$212,721	$16,611

International
Reported income (loss) from operations	$346	$(9,492)	$(18,187)	$(50,497)
Depreciation and amortization	2,914	3,195	11,445	13,438
Stock compensation expense	—	—	—	1,849
EBITDA—International	$3,260	$(6,297)	$(6,742)	$(35,210)

Free Cash Flow:
Cash flow from operating activities	$79,358	$12,983	$302,448	$106,850
Acquisition of property and equipment	(16,672)	(14,342)	(51,553)	(86,211)
Change in long-term deferred revenue	—	—	(30,000)	—
Non-cash restructuring costs	—	(3,132)	—	(14,790)
Non-cash investment gains (losses) and other	(1,285)	(1,940)	110	(32,423)
Free cash flow	$61,401	$(6,431)	$221,005	$(26,574)